CEDAR SHOPPING CENTERS, INC.
44 South Bayles Avenue
Port Washington, New York 11050

Contact:	Leo S. Ullman
President
(516) 767-6492

FOR IMMEDIATE RELEASE:

CEDAR SHOPPING CENTERS ENTERS INTO A $49.5 MILLION
CONSTRUCTION LOAN FACILITY FOR ITS CAMP HILL PROPERTY REDEVELOPMENT

Port Washington, New York – April 13, 2005 – Cedar Shopping Centers, Inc., a real estate investment trust listed on the New York Stock Exchange (symbol: “CDR”) (the “Company”), today announced that it had entered into a construction loan facility with Citizens Bank of Pennsylvania for the Camp Hill Shopping Center in Camp Hill, Pennsylvania. The loan terms contemplate construction financing for the renovation of the retail facilities and construction of additional buildings. The maximum aggregate principal amount of the loan will be $49.5 million, which includes the following components:

(i)	$14 million representing the original first mortgage acquisition loan from the same lender, which has been amended to conform to the terms of the new facility;
(ii)	$25.4 million primarily for reconfiguration and renovation of in-line retail space, construction of the 91,000+ sq. ft. Giant supermarket and construction of a 40,000 sq. ft. orthopedic center, all pursuant to existing leases;
(iii)	$7.6 million for new tenant space, including a proposed fitness facility; and
(iv)	$2.5 million for certain potential additional construction costs.

Interest will be at a floating rate based on one-month LIBOR plus 185 basis points. The loan facility will be for a period of three years; it may be prepaid at any time without penalty.

Twenty percent (20%) of the aggregate principal of the loan will be guaranteed by the Company and Cedar Shopping Centers Partnership, L.P.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust which to date owns and operates 33 primarily supermarket-anchored shopping centers with approximately 5 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, and Connecticut.

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Forward-Looking Statements:

Certain statements contained in this Press Release may constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: General and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company’s real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events, or circumstances on which such information was based.